Exhibit 1.01
Gates Industrial Corporation plc
Conflict Minerals Report
For the Reporting Period from January 1, 2020 to December 31, 2020
This Conflict Minerals Report (this “Report”) contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that reflect management’s current views with respect to future events, including evaluation of the due diligence process and risk mitigation steps. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there can be no assurance these future events will occur as anticipated. Investors are urged to consider carefully the disclosure in our filings with the Securities and Exchange Commission (the “SEC”), which are accessible on the SEC’s website at www.sec.gov.
This Report is presented by Gates Industrial Corporation plc (collectively with its consolidated subsidiaries, the “Company”) to comply with Rule 13p-1 under the Exchange Act (the “Rule”) for the reporting period from January 1, 2020 to December, 31, 2020 (the “Reporting Period”).
The SEC adopted the Rule to implement reporting and disclosure requirements related to conflict minerals as directed by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. The Rule imposes certain obligations on SEC registrants whose manufactured products contain conflict minerals that are necessary to the functionality or production of their products. Conflict Minerals are defined as cassiterite, columbite-tantalite (coltan), gold, wolframite, or their derivatives, which are limited to tin, tantalum, and tungsten (collectively, “3TG”).
The design of the Company’s due diligence and related results are described below. A copy of this Report for the Reporting Period is publicly available on the Company’s website at https://www.gates.com/us/en/about-us/policies. The contents of the Company’s website referred to in this Report are not incorporated by reference into this Report.

I.     Company Overview
The Company manufactures a wide range of power transmission and fluid power products and components for a large variety of industrial and automotive applications, both in the aftermarket and first-fit channels, throughout the world. The Company’s power transmission products include elastomer drive belts and related components. The Company’s fluid power products include hoses, tubing and fittings.
The Company has adopted a Conflict Minerals Policy that governs the supply of 3TG in its supply chain. The policy is publicly available on the Company’s website at https://www.gates.com/us/en/about-us/policies.

II.     Reasonable Country of Origin Inquiry and Due Diligence Process
A.     Design Framework
For the Reporting Period, the Company conducted a good faith, reasonable country of origin inquiry (“RCOI”) of the 3TG minerals that are necessary to the functionality or production of the products that the Company manufactured or contracted with others to manufacture during the Reporting Period. This good faith RCOI was reasonably designed to determine whether any 3TG found in the Company’s products originated in the Democratic Republic of the Congo and adjoining countries, as defined in Form SD (collectively, the “Covered Countries”), and whether any 3TG may be from recycled or scrap sources, in accordance with the Rule and related guidance provided by the SEC.
The Company’s due diligence measures are based on the Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, and related supplements, published by the Organization for Economic Cooperation and Development (“OECD”). The Company is a downstream company in the supply chain, and its due diligence practices were tailored accordingly. Pursuant to the OECD framework, the Company undertook to: (a) establish company management systems; (b) identify and assess risks in the supply chain; (c) design and implement a strategy to respond to identified risks; (d) carry out independent audit and due diligence practices; and (e) report on the results of the Company’s supply chain due diligence.

B.     Reasonable Country of Origin Inquiry
The Company’s global supply chain is complex. The Company has a substantial number of suppliers globally from which it purchases raw materials, components, and products for its fluid power and power transmission products. Our supply chain is multi-tiered and the Company is many levels removed from the mines, smelters, and refiners. The Company does not make purchases of 3TG directly from mines, smelters, or refiners. As a result, the Company necessarily relies upon its direct suppliers to provide information on the origin of the 3TG contained in products, components, and materials supplied to the Company, including sources of 3TG that are supplied to the direct suppliers from lower tier suppliers. The Company works with its direct suppliers to identify, where possible, the smelters and/or refiners and countries of origin of the 3TG.
During the Reporting Period, the Company continued to identify direct suppliers it believed could potentially provide materials, components or products containing 3TG (the “Relevant Suppliers”) to the Company. The Relevant Suppliers received supplier surveys, asking whether the materials, components, or products supplied to the Company contained any 3TG minerals. Relevant Suppliers responding in the affirmative were then asked to use the Responsible Minerals Initiative Conflict Minerals Reporting Template (“CMRT”) to identify its 3TG smelters and refiners and associated countries of origin. For the Reporting Period, the Company obtained representations from approximately 79.5% (as it relates to tin) and 50% (as it relates to tungsten) of the Relevant Suppliers.
This process revealed the presence of tin and tungsten in a limited number of the Company’s products, resulting from 3TG-containing materials, components, or products provided by a small number of suppliers. See Annex A to this Report for a summary of smelters identified by Relevant Suppliers. Verified smelters are those listed by the Responsible Minerals Initiative (“RMI”) or the U.S. Department of Commerce as known metal processors. Despite its due diligence efforts, the Company does not have sufficient information with respect to the Reporting Period to determine the country of origin of all of the 3TG that may be contained in its products. The Company notes that, upon information and belief, one or more smelters identified in Annex A (e.g. Malaysia Smelting Corporation (MSC)) does source some of its tin from the Covered Countries of Democratic Republic of the Congo, Rwanda, Burundi, and Uganda. Nevertheless, most smelters identified by the Company’s suppliers were found in RMI’s list of verified smelters and the Company has no reason to believe or evidence to suggest that any of the 3TG contained in its products finances armed conflict in the DRC region.
C.     Due Diligence Measures
The Company has undertaken the following due diligence measures:
a)     Establishment of company management systems
The Company has taken steps to develop a strong company management system pertaining to the use of 3TG in its products and supply chain. These steps include:
•Establishment of a Conflict Minerals Policy (publicly available at: https://www.gates.com/us/en/about-us/policies);
•Maintenance of an internal, cross-functional team to support supply chain due diligence; and
•Implementation of internal processes for drafting the supplier survey, contacting Relevant Suppliers (including follow-up procedures), managing supplier responses, identifying smelters/refiners in the supply chain, and putting together the Company’s own CMRT for its customers.
b)     Identification and Assessment of Risks in the Supply Chain
As a downstream user of products, components, and materials containing 3TG, the Company is multiple levels removed from the mines from which such 3TG originated, and the smelters and refiners who processed those minerals. The Company continued to assess its supply chain risks and work with its suppliers to develop greater supply chain transparency. As discussed above, the Company solicited Relevant Suppliers using due diligence tools such as a supplier survey letter and the RMI’s CMRT. Additional due diligence steps utilized to help identify and assess risks in the supply chain include:

•    Conducting an informed internal analysis with a cross-functional team regarding the types of products, components, and materials supplied to the Company, in order to identify the Relevant Suppliers that may supply products, components, and materials containing 3TG to the Company;
•    Implementing internal measures to strengthen company engagement with Relevant Suppliers; and
•    Implementing follow-up procedures and additional solicitation requests for suppliers that did not respond or that failed to provide sufficient information.
The Company verified the information provided by our suppliers (to the extent reasonably possible) by comparing it to the publicly-available information contained on the RMI website and in RMI’s CMRT forms.
c)     Design and Implementation of a Strategy to Respond to Identified Risks
To respond to identified risks, the Company has developed due diligence procedures and a Conflict Minerals Policy, as referenced herein. The Company also requires its suppliers to perform due diligence into their respective supply chains to determine whether products sold to the Company contain 3TG, and whether such minerals are sourced from conflict-free smelters and refiners. This requirement is set forth in, among other things, the Gates Supplier Code of Conduct. The Company also uses a cross-functional team to conduct its due diligence process, which includes occasional reporting of the progress and reporting of any concerns to senior management in the procurement division.
The Company intends to continue to evaluate its due diligence program in accordance with the provisions of the Rule. This includes annual solicitation of suppliers and periodic review of the criteria used to select suppliers for solicitation. The Company will continue to engage with its suppliers to identify the 3TG used within its supply chain, as well as the origin and chain of custody of the 3TG, and will continue to work to increase the response rate for the RCOI process and the Company’s visibility into the relevant country of origin information. To the extent any supplier is found to be using non-conformant smelters or refiners within its supply chain, the Company intends to engage with that supplier and re-communicate our requirement for suppliers to commit to be conflict-free.
d)     Carrying Out of Independent Audit and Due Diligence Practices
Where possible, the Company has relied on third-party assurances and certifications. For example, the Company accepted as reliable any smelter that is part of RMI’s verified smelter list. To the extent other audited supplier certifications are provided to the Company, the Company would consider reliance on a case-by-case basis.
e)     Reporting of the Results of the Company’s Supply Chain Due Diligence
The Company publicly communicates its Conflict Minerals Policy, its CMRT, and this Conflict Minerals Report on its website.
D.     Future Risk Mitigation Efforts
The Company intends to continue to evaluate its due diligence program in accordance with the provisions of the Rule. This includes conducting additional inquiries to improve transparency, following-up on incomplete responses or no responses from the Company’s supply chain, and evaluating and managing any related risks.

Annex A

Metal	Smelter Name	RMI Smelter ID
Tungsten	ACL Metais Eireli	CID002833
Tungsten	Albasteel Industria e Comercio de Ligas Para Fundicao Ltd.	CID003427
Tungsten	A.L.M.T. Corp.	CID000004
Tungsten	Asia Tungsten Products Vietnam Ltd.	CID002502
Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.	CID002513
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	CID000258
Tungsten	China Molybdenum Co., Ltd.	CID002641
Tungsten	Fujian Ganmin RareMetal Co., Ltd.	CID003401
Tungsten	Fujian Jinxin Tungsten Co., Ltd.	CID000499
Tungsten	Ganzhou Haichuang Tungsten Co., Ltd.	CID002645
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	CID000875
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	CID002315
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	CID002494
Tungsten	Global Tungsten & Powders Corp.	CID000568
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	CID000218
Tungsten	H.C. Starck Smelting GmbH & Co. KG	CID002542
Tungsten	H.C. Starck Tungsten GmbH	CID002541
Tungsten	Hunan Chenzhou Mining Co., Ltd.	CID000766
Tungsten	Hunan Chuangda Vanadium Tungsten Co., Ltd. Wuji	CID002579
Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.	CID000769
Tungsten	Hunan Litian Tungsten Industry Co., Ltd.	CID003182
Tungsten	Hydrometallurg, JSC	CID002649
Tungsten	Japan New Metals Co., Ltd.	CID000825
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	CID002551
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	CID002321
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	CID002318
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	CID002317
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	CID002316
Tungsten	JSC “Kirovgrad Hard Alloys Plant”	CID003408
Tungsten	Kennametal Fallon	CID000966
Tungsten	Kennametal Huntsville	CID000105
Tungsten	KGETS Co., Ltd.	CID003388
Tungsten	Lianyou Metals Co., Ltd.	CID003407
Tungsten	Malipo Haiyu Tungsten Co., Ltd.	CID002319
Tungsten	Masan Tungsten Chemical LLC (MTC)	CID002543
Tungsten	Moliren Ltd.	CID002845
Tungsten	Niagara Refining LLC	CID002589
Tungsten	Philippine Chuangxin Industrial Co., Inc.	CID002827
Tungsten	Tejing (Vietnam) Tungsten Co., Ltd.	CID001889
Tungsten	Unecha Refractory metals plant	CID002724
Tungsten	Wolfram Bergbau und Hutten AG	CID002044
Tungsten	Woltech Korea Co., Ltd.	CID002843
Tungsten	Xiamen Tungsten Co., Ltd.	CID002082
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	CID002320
Tungsten	Xinfeng Huarui Tungsten & Molybdenum New Material Co., Ltd.	CID002830

Tin	Alpha	CID000292
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	CID000228
Tin	Chifeng Dajingzi Tin Industry Co., Ltd.	CID003190
Tin	China Tin Group Co., Ltd.	CID001070
Tin	CV Dua Sekawan	CID002592
Tin	CV Venus Inti Perkasa	CID002455
Tin	Dowa	CID000402
Tin	EM Vinto	CID000438
Tin	Estanho de Rondonia S.A.	CID000448
Tin	Fenix Metals	CID000468
Tin	Gejiu Jinye Mineral Company	CID002859
Tin	Gejiu Kai Meng Industry and Trade LLC	CID000942
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	CID000538
Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	CID001908
Tin	Gejiu Zili Mining and Metallurgy Co., Ltd.	CID000555
Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	CID003116
Tin	HuiChang Hill Tin Industry Co., Ltd.	CID002844
Tin	HuiChang Jinshunda Tin Co., Ltd.	CID000760
Tin	Jiangxi New Nanshan Technology Ltd.	CID001231
Tin	Luna Smelter, Ltd.	CID003387
Tin	Magnu’s Minerais Metais e Ligas Ltda.	CID002468
Tin	Malaysia Smelting Corporation (MSC)	CID001105
Tin	Ma’anshan Weitai Tin Co., Ltd.	CID003379
Tin	Melt Metais e Ligas S.A.	CID002500
Tin	Metallic Resources, Inc.	CID001142
Tin	Metallo Belgium N.V.	CID002773
Tin	Metallo Spain S.L.U.	CID002774
Tin	Mineracao Taboca S.A.	CID001173
Tin	Minsur	CID001182
Tin	Mitsubishi Materials Corporation	CID001191
Tin	Modeltech Sdn Bhd	CID002858
Tin	O.M. Manufacturing Philippines, Inc.	CID002517
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	CID001314
Tin	Operaciones Metalurgical S.A.	CID001337
Tin	Precious Minerals and Smelting Limited	CID003409
Tin	PT Aries Kencana Sejahtera	CID000309
Tin	PT Artha Cipta Langgeng	CID001399
Tin	PT ATD Makmur Mandiri Jaya	CID002503
Tin	PT Babel Surya Alam Lestari	CID001406
Tin	PT Bangka Prima Tin	CID002776
Tin	PT Bangka Tin Industry	CID001419
Tin	PT Belitung Industri Sejahtera	CID001421
Tin	PT DS Jaya Abadi	CID001434
Tin	PT Lautan Harmonis Sejahtera	CID002870
Tin	PT Menara Cipta Mulia	CID002835
Tin	PT Mitra Stania Prima	CID001453
Tin	PT Panca Mega Persada	CID001457
Tin	PT Prima Timah Utama	CID001458

Tin	PT Rajawalki Rimba Perkasa	CID003381
Tin	PT Rajehan Ariq	CID002593
Tin	PT Refined Bangka Tin	CID001460
Tin	PT Stanindo Inti Perkasa	CID001468
Tin	PT Timah (Persero) Tbk Kundur	CID001477
Tin	PT Timah (Persero) Tbk Mentok	CID001482
Tin	PT Tommy Utama	CID001493
Tin	Resind Industria e Comercio Ltda.	CID002706
Tin	Rui Da Hung	CID001539
Tin	Soft Metais Ltda.	CID001758
Tin	Thaisarco	CID001898
Tin	Thai Nguyen Mining and Metallurgy Co., Ltd.	CID002834
Tin	Tin Technology & Refining	CID003325
Tin	White Solder Metalurgia e Mineracao Ltda.	CID002036
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	CID002158
Tin	Yunnan Tin Company, Ltd.	CID002180
Tin	Yunnan Yunfan Non-ferrous Metals Co., Ltd.	CID003397